Exhibit 5.1

910 LOUISIANA HOUSTON, TEXAS 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 BakerBotts.com	AUSTIN BRUSSELS DALLAS DUBAI HOUSTON LONDON	NEW YORK PALO ALTO RIYADH SAN FRANCISCO SINGAPORE WASHINGTON

December 6, 2023

Oceaneering International, Inc.

5875 North Sam Houston Parkway West, Suite 400

Houston, Texas 77086

Ladies and Gentlemen:

As set forth in the Registration Statement on Form S-4 (the “Registration Statement”) to be filed on the date hereof by Oceaneering International, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration under the Act of $200,000,000 aggregate principal amount of the Company’s 6.000% Senior Notes due 2028 (the “Registered Notes”) to be offered by the Company in exchange for a like principal amount of the Company’s issued and outstanding 6.000% Senior Notes due 2028 (the “Restricted Notes”) (the “Exchange Offer”), certain legal matters in connection with the Registered Notes are being passed upon for you by us. The Registered Notes are to be issued under that an Indenture, dated as of November 21, 2014 (the “Base Indenture”), between the Company and Computershare Trust Company, N.A., as successor to Wells Fargo Bank, National Association, as trustee (the “Trustee”), as amended and supplemented by the Second Supplemental Indenture, dated as of February 6, 2018, between the Company and the Trustee, as successor to Wells Fargo Bank, National Association (the “Second Supplemental Indenture”), and the Third Supplemental Indenture, dated as of October 2, 2023, between the Company and the Trustee (the “Third Supplemental Indenture” and, together with the Base Indenture and the Second Supplemental Indenture, the “Indenture”). At your request, this opinion letter is being furnished to you for filing as Exhibit 5.1 to the Registration Statement.

In our capacity as your counsel in connection with the foregoing, we have examined originals, or copies certified or otherwise identified, of (i) the Restated Certificate of Incorporation of the Company and the Amended and Restated Bylaws of the Company, each as amended to date, (ii) the Base Indenture, (iii) the Second Supplemental Indenture, (iv) the Third Supplemental Indenture, (v) the Registration Statement, (vi) corporate records of the Company, including certain resolutions of the board of directors of the Company, as furnished to us by the Company, (vii) certificates of governmental and public officials and of officers and other representatives of the Company and (viii) statutes and such other records, certificates, documents and instruments as we have deemed necessary or advisable as a basis for giving the opinion set forth below.

Oceaneering International, Inc.	- 2 -	December 6, 2023

In giving the opinion set forth below, we have relied, to the extent we deemed appropriate, without independent investigation or verification, upon certificates, statements or other representations of officers and other authorized representatives of the Company and of governmental and public officials with respect to the accuracy of the factual matters contained in or covered by such certificates, statements or representations. In giving the opinion set forth below, we have assumed, without independent investigation or verification, that all signatures on documents examined by us are genuine, all documents submitted to us as originals are authentic and complete, all documents submitted to us as copies are true, correct and complete copies of the originals of such documents and all information submitted to us was accurate and complete.

In connection with this opinion letter, we have assumed that (i) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective under the Act, (ii) the Indenture will have been qualified under the Trust Indenture Act of 1939, as amended, and (iii) the Registered Notes will have been duly executed, authenticated and delivered in accordance with the provisions of the Indenture and issued in exchange for Restricted Notes pursuant to, and in accordance with the terms of, the Exchange Offer as contemplated in the Registration Statement.

On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Registered Notes, when issued, will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforceability thereof is subject to (i) any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or other laws relating to or affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law) and (iii) any implied covenants of good faith and fair dealing.

The opinion set forth above in this opinion letter is limited in all respects to matters of the contract law of the State of New York, the General Corporation Law of the State of Delaware and applicable federal law, each as currently in effect. We hereby consent to the filing of this opinion letter with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our Firm under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.